Exhibit 10.1

* Confidential Treatment has been

requested for the marked portions of

this exhibit pursuant to Rule 24B-2

of the Securities Exchange Act of

1934, as amended.

PHASE I CO-DEVELOPMENT AGREEMENT

This Phase I Co-Development Agreement (the “Agreement”), entered into as of May 28, 2014 (the “Effective Date”), is made by and between Celldex Therapeutics, Inc., a Delaware corporation, having offices at 119 Fourth Avenue, Needham, MA 02494 (“Celldex”), and Oncothyreon Inc., a Delaware corporation, having offices at 2601 Fourth Ave., Suite 500, Seattle WA 98121 (“Oncothyreon”).

BACKGROUND

A. Celldex has a proprietary therapeutic compound known as CDX-1127 (as defined below) and Oncothyreon has a proprietary compound known as ONT-10 (as defined below).

B. Oncothyreon and Celldex desire to conduct a phase I clinical trial administering the combination of CDX-1127 and ONT-10 for the treatment of cancer, all on the terms and conditions set forth below.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Affiliate” means any entity which controls, is controlled by or is under common control with Oncothyreon or Celldex. For purposes of this definition, “control” means beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.2 “Applicable Law” means the US Code of Federal Regulations, the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH/GCP”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), all regulations and guidelines governing the performance of human clinical studies, all applicable laws, regulations and guidelines of the government or regulatory agency with authority over the testing and approval of pharmaceutical products for use in humans, including without limitation, the United States Food and Drug Administration or FDA, and all other applicable federal, state, provincial, local or other jurisdictional laws, regulations, guidelines of any type.

1.3 “CDX-1127” means Celldex’s human monoclonal antibody that binds CD27 known as “Varlilumab”.

1.4 “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

1.5 “Combination” means the products to be used in the Trial consisting of CDX-1127 and ONT-10.

1.6 “Commercially Reasonable Efforts” means the expenditure of those efforts and resources used consistent with the usual practice of Oncothyreon or Celldex, as the case may be, in actively and diligently pursuing the development of its other similarly important innovative pharmaceutical products with similarly significant market potential and at a similar stage in development.

1.7 “Completion” shall be deemed to occur, with respect to the Trial, after the end of the administration period for the last subject to be treated in such trial and upon collection of all Development Data to be obtained from trial subjects in connection with such clinical trial in accordance with the applicable trial protocol, and upon final publication of the Development Data and Trial results (or the JSC’s decision not to publish).

1.8 “Confidential Information” has the meaning set forth in Section 7.1.

1.9 “Development Data” means any and all data obtained from the Trial, including results, investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases, in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable laws, rules or regulations) and the like.

1.10 “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.11 “Good Clinical Practice” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the EMA and other organizations and governmental agencies in Major EU Countries to the extent such standards are not less stringent than United States Good Clinical Practice.

1.12 “Intellectual Property” means all inventions, discoveries, improvements, patents, trademarks, know-how, and all other intellectual and industrial property rights of every kind and nature however designated, whether arising by operation of law, contract, license or otherwise, and any equivalents thereof, which are made, developed, conceived, reduced to practice, or created by or on behalf of a Party, or jointly by a Party with the other Party or with a third party, in connection with a Party’s performance under this Agreement. Intellectual Property also means and includes all applications, registrations, renewals, extensions, continuations, continuations-in-part, divisions or reissues of any of the foregoing, now or hereafter existing, made or in force, and including any and all rights in any of the foregoing.

1.13 “Joint Steering Committee” (or “JSC”) has the meaning set forth in Section 2.1.

1.14 “ONT-10” means Oncothyreon’s liposomal vaccine composed of the synthetic MUC1 VNTR glycolipopeptide M40Tn6 and the TLR4 agonist PET Lipid A in which “M40Tn6” refers to the amino acid sequence H-Thr-Ser-Ala-Pro-Asp-Thr(Tn)-Arg-Pro-Ala-Pro-Gly-Ser(Tn)-Thr(Tn)-Ala-Pro-Pro-Ala-His-Gly-Val-Thr-Ser-Ala-Pro-Asp-Thr(Tn)-Arg-Pro-Ala-Pro-Gly-Ser(Tn)-Thr(Tn)-Ala-Pro-Pro-Ala-His-Gly-Val-Ser(Lipo)-Ser(Lipo)-Leu-OH where “Tn” is GalNac and “Lipo” is myristyl.

1.15 “Party” or “Parties” means Celldex and Oncothyreon or Celldex or Oncothyreon, as indicated by the context.

1.16 “Regulatory Filings” means, with respect to the Combination, any submission to the FDA together with any related correspondence and documentation (including minutes of any meetings, telephone conferences or discussions with the FDA), and shall include, without limitation, any submission to a regulatory advisory board, the IND for the Combination, and any supplement or amendment thereto.

1.17 “Safety Data Exchange Agreement” has the meaning set forth in Section 3.8.1.

1.18 “Senior Officers” means, for Celldex, the Chief Medical Officer of Celldex or its designee, and for Oncothyreon, the Chief Executive Officer of Oncothyreon or its designee, provided that in each case the designee shall be an individual with sufficient seniority and authority to make decisions for the matter at issue.

1.19 “Third Party” means any entity other than Celldex (including, for the avoidance of doubts, its Affiliates) or Oncothyreon (including, for the avoidance of doubts, its Affiliates).

1.20 “Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of the Combination in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a).

1.21 “Work Plan” means the work plan for the Trial which is attached as Exhibit A, as may be amended from time to time by the Parties in accordance with Article 2.

ARTICLE 2

GOVERNANCE

2.1 Joint Steering Committee. Oncothyreon and Celldex shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee, review and coordinate the administration of the Trial. The Joint Steering Committee shall (i) review, discuss and oversee the Parties’ activities with respect to the Trial, including oversight of any pre-clinical experiments using the Combination; (ii) review and approve the Trial protocol and any amendments; (iii) review and approve amendments or modifications to the Work Plan; (iv) make the final decision regarding an early termination of the Trial; (v) review and approve all proposed communication strategies and material communications with any regulatory authority regarding the Trial; (vi) approve the data analysis plan and any proposed amendments to such plan; (vii) implement the publication strategy, including reviewing and approving any publication or other disclosure of the Development Data and Trial results and any press releases; and (viii) consider and act upon such other matters expressly designated to be made by the Joint Steering Committee pursuant to this Agreement.

2.2 Membership. The Joint Steering Committee shall be composed of three (3) senior executives of Celldex and three (3) senior executives of Oncothyreon, one (1) of which will have responsibility for development activities within the appointing Party’s organization. At least one representative from each Party shall have sufficient seniority and authority to make decisions on behalf of the appointing Party; provided, however, it is understood and agreed that when each Party’s representatives to the JSC are acting in their roles as members of the JSC, such representatives may only bind the Party that they represent with respect to matters that are within the authority of the JSC. Subject to the foregoing provisions of this Section, Celldex and Oncothyreon may replace its Joint Steering Committee representatives at any time, with prior written notice to the other Party.

2.3 Joint Steering Committee Meetings. During the term of this Agreement, the Joint Steering Committee shall meet quarterly, or as otherwise agreed by the Joint Steering Committee Members. Unless the Joint Steering Committee Members agree otherwise, at least one (1) meeting of the Joint Steering Committee per full calendar year will be held at each Party’s facilities. With the consent of the Joint Steering Committee members, other representatives of Celldex or Oncothyreon may attend Joint Steering Committee or subcommittee meetings as nonvoting observers. Each party shall bear its own personnel and travel costs and expenses relating to Joint Steering Committee meetings. Meeting may also be conducted by teleconference or videoconference.

2.4 Decision Making. The JSC shall take action by unanimous consent, with each Party having a single vote, irrespective of the number of its representatives actually in attendance at a meeting. In the event consensus for a decision cannot be reached within thirty (30) days, the matter shall be referred to the Senior Officers who shall attempt in good faith to resolve such disagreement. The JSC shall not have the power to amend or modify this Agreement, which may be amended or modified only as provided in Section 10.6 “Modification.”

ARTICLE 3

TRIAL

3.1 Generally. The Parties’ respective responsibilities for the conduct of the Trial are set forth in this Article 3 and in the Work Plan. Oncothyreon will be the sponsor of record for the Trial and shall be solely responsible for operationally executing the Trial with the exception of the provision of CDX-1127 material. Each Party agrees that in performing its obligations under this Agreement (a) it shall comply with all Applicable Law including all applicable current international regulatory standards, including Good Clinical Practice and other rules, regulations and requirements and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug and Cosmetic Act (or similar sanctions in other countries). Each Party shall provide a right of cross-reference to their existing respective IND as necessary to allow the Trial to be conducted. For the avoidance of doubt, each Party shall be responsible for (i) drafting and updating as necessary the investigator’s brochure for its respective compound, and (ii) filing all necessary regulatory documentation to the existing IND for its respective compound, including, but not limited to, the submission to such existing IND of serious adverse event and adverse drug reaction cases emerging from the Trial. The language relative to the combination treatment will be developed by Oncothyreon and approved by Celldex prior to inclusion in the respective investigator’s brochures. Should the JSC recommend or a regulatory agency request a combination investigator’s brochure, then the parties will work together to develop and approve such brochure.

3.2 Development. The Parties will use Commercially Reasonable Efforts to conduct their respective activities under the Work Plan. All such activities will be conducted pursuant to the applicable Work Plan and shall be subject to oversight by the JSC. Each Party shall provide the other Party such timely assistance as reasonably requested by the other Party to enable such Party to perform its obligations and accomplish the activities allocated to such Party under the Work Plan. Each Party shall be responsible for its own internal costs to conduct its respective activities under the Work Plan and the Trial. Each Party will be responsible for the cost to manufacture, and distribute to the Trial sites its portion of the Combination used for the Trial and any other materials that are specified in the Work Plan. Oncothyreon shall be responsible for all other costs for the Trial, including contract research organization fees and clinical trial site expenses, all as will be set forth in the Work Plan.

3.3 Supply of Combination. Celldex will be solely responsible for the costs to manufacture CDX-1127 under cGMP conditions and to distribute CDX-1127 to the Trial sites, and Celldex shall manufacture, supply and deliver CDX-1127 to the applicable Trial sites, as is required to conduct the activities under the Work Plan and to administer the Trial. On or before the fifth (5th) day of each calendar quarter, Oncothyreon will provide Celldex with a good faith, rolling monthly forecast for anticipated amounts of CDX-1127 required for the Trial sites for the next six (6) months. Oncothyreon will be solely responsible for the costs to manufacture ONT-10 under cGMP conditions and to distribute ONT-10 to the Trial sites, and Oncothyreon shall manufacture, supply and deliver ONT-10 to the applicable Trial sites, as is required to conduct the activities under the Work Plan and to administer the Trial. Within ninety (90) days after the Effective Date, the parties agree to enter into a mutually-agreed upon quality agreement (the “Quality Agreement”) setting forth each Party’s quality responsibilities with respect to its obligations under this Section 3.3.

3.4 Work Plan. The initial Work Plan for the Trial has been mutually agreed by the Parties as of the Effective Date. Promptly after the Effective Date the Joint Steering Committee shall meet to discuss amendments and modifications, if any, to the Work Plan, and the Work Plan shall be modified only as approved by the JSC. The JSC shall review the Work Plan on an ongoing basis (at least annually).

3.5 Information and Reports. Each Party shall keep the Joint Steering Committee fully informed as to the progress and results of such Party’s activities under the Work Plan.

3.6 Records. Celldex and Oncothyreon shall maintain complete and accurate records of the Trial (or cause such records to be maintained). Such records shall be made and maintained in accordance with good scientific practices within the biopharmaceutical industry and as appropriate for regulatory purposes.

3.7 Regulatory Matters. Oncothyreon will be responsible for submitting the required Regulatory Filings, including clinical trial authorization documentation (e.g. the investigator brochure) with respect to the Combination, and will be responsible for conducting all meetings and communications with the FDA in connection with the Trial. All such activities in or for the United States will be done in accordance with the Work Plan, in full consultation with the Joint Steering Committee. Subject to applicable laws, rules and regulations, each Party will have the right to attend all material meetings, conferences and discussions with the FDA pertaining to the Trial or the Combination; provided, however, that Oncothyreon shall be the lead Party interacting with the FDA. Oncothyreon shall provide Celldex with reasonable advance notice of scheduled meetings or other material non-written communications with a regulatory authority and the opportunity to participate in each such meeting or other material non-written communication, to the extent that it relates to the Trial or to CDX-1127, and providing Celldex with the opportunity to review, provide comments to Oncothyreon within five (5) Business Days on, and, if materially inconsistent with the applicable protocol(s) or JSC guidance, approve all material submissions and written correspondence with a regulatory authority that relates to the Trial or to CDX-1127; provided, however, in no event shall Oncothyreon or any Affiliate of Oncothyreon communicate with any regulatory authority solely with respect to CDX-1127 without the prior written consent of Celldex and provided further that Celldex shall step out of any portions of such meetings or other material non-written communications with a regulatory authority that relate solely to ONT-10 and Oncothyreon shall step out of any portions of such meetings or other material non-written communications with a regulatory authority that relate solely to CDX-1127. Celldex will provide Oncothyreon with a right to reference its IND for CDX-1127. Each Party shall use reasonable efforts (A) to provide the other Party with reasonable advance notice of any FDA meetings relating to the Trial or the Combination, and to provide advance copies of material documents and information relating thereto, and (B) to provide the JSC with advance drafts of any material documents and material correspondence to be submitted to the FDA in relation thereto. The protocol and any amendments for the Trial shall be subject to the approval of the Joint Steering Committee. The Trial shall be conducted solely in the United States unless otherwise agreed in writing by both Parties.

3.8 Drug Safety.

3.8.1 Prior to enrollment of the first patient in the Trial, the Parties shall agree upon and implement a procedure for the mutual exchange of safety information associated with their respective portion of the Combination. The details of the operating procedures relating to the exchange shall be the subject of a mutually-agreed upon written safety data exchange agreement (the “Safety Data Exchange Agreement”). Such Safety Data Exchange Agreement shall govern the exchange of safety data related to each portion of the Combination between the Parties in connection with this Agreement and contain reasonable and customary terms sufficient to enable each to comply with its respective obligations under applicable laws, regulations and guidelines with regard to adverse event data collection, analysis and reporting. The Parties will negotiate and enter into the Safety Data Exchange Agreement prior to dosing of the first patient in the Trial.

3.8.2 The Parties shall promptly inform each other (via their respective appointed pharmacovigilance representatives) of any new safety information, including without limitation, safety findings from non-clinical studies, suspected serious adverse reactions (whether unexpected or not), clinical trial reports and/or interim analyses results and the timely notification of trial completion in accordance with all applicable law and regulations governing safety reporting, including relevant timelines. For clarity, in the event the Parties have executed a Safety Data Exchange Agreement, all relevant safety findings (both clinical and pre-clinical) should be included in periodic reports per the detailed Safety Data Exchange Agreement and regulatory requirements.

3.8.3 The Parties shall promptly inform each other (via their respective appointed drug safety representatives) of any safety issues and/or actions planned or taken for reasons of patient safety, including documentation such as Dear Doctor Letters and any changes to the safety profile of their portion of the Combination, as documented in the current product label or investigator brochure in accordance with applicable law and regulations governing safety reporting, including relevant timelines, as may be further detailed in a separate safety data exchange agreement.

3.8.4 Each Party agrees that its drug safety systems/operations or contracted drug safety activities may be audited at reasonable intervals to ensure elements set forth in the Safety Data Exchange Agreement are being fulfilled for the appropriate product. Both Parties will discuss and agree in good faith on how such an audit will be conducted (audit plan, duration of audit, audit report and corrective actions). Audits must be reasonable in scope and in relationship to their portion of the Combination and must take place during normal business hours. Parties will correct audit observations in a timely manner and communicate those actions to the other Party.

3.8.5 Each Party shall provide the other with a notice in the event of a serious suspected breach of compliance with the Safety Data Exchange Agreement. Within thirty (30) days following receipt of notice of such notice by a Party hereto, a directed audit will be performed by the other party or an independent Third Party.

ARTICLE 4

DEVELOPMENT DATA

4.1 Development Data. Any Development Data relating solely to ONT-10 shall be exclusively owned by Oncothyreon and may be used by Oncothyreon for any purpose related to its business subject to Applicable Law. Any Development Data relating solely to CDX-1127 shall be exclusively owned by Celldex and may be used by Celldex for any purpose related to its business subject to Applicable Law. The Parties will jointly own all Development Data relating to both ONT-10 and CDX-1127. The jointly owned Development Data will be the Confidential Information of both Parties and any disclosure of the Development Data will be subject to approval by the JSC. Oncothyreon will provide Celldex with a copy of all Development Data within thirty (30) days following completion of the Trial. Celldex shall also have the right to audit the Development Data with at least thirty (30) days’ written notice to Oncothyreon.

4.2 Regulatory Requirements. In all agreements with Third Parties involving the generation of Development Data, Oncothyreon and Celldex, respectively, shall require that such Third Parties provide the other Party direct access to all such Development Data.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership. Each Party shall promptly disclose to the other any inventions made in connection with this Agreement. All inventions arising from the Parties’ activities under this Agreement that pertain solely to ONT-10, including any patent applications and patents covering such inventions, shall be exclusively owned by Oncothyreon. All inventions arising from the Parties’ activities under this Agreement that pertain solely to CDX-1127, including any patent applications and patents covering such inventions, shall be exclusively owned by Celldex. All other inventions arising from the Parties’ activities under this Agreement that pertain to both ONT-10 and CDX-1127, including any patent applications and patents covering such inventions, shall be owned jointly by the Parties. Each Party may use, or license to any Third Party, any such jointly owned inventions without accounting to or obtaining the approval of the other Party.

5.2 Patent Prosecution. Oncothyreon shall have the first right to control the prosecution, maintenance and enforcement of any jointly owned patents and patent applications in good faith and with due consideration of Celldex’s interests therein, and shall keep Celldex fully and promptly informed of such prosecution, maintenance and enforcement. If Oncothyreon elects not to prosecute, maintain or enforce any jointly owned patent or patent application it shall provide thirty (30) days’ notice of such election to Celldex and Celldex shall then have the right to assume such prosecution, maintenance or enforcement at its own expense should it so wish. Subject to the foregoing, the Parties shall equally share any costs for such prosecution and maintenance of any jointly owned patents and patent applications. Oncothyreon will cooperate with Celldex in the preparation and prosecution of such joint patents and patent applications in a manner that ensures reasonable scope of protection for such subject matter. Notwithstanding the foregoing, the territories in which patent protection is to be sought in the case of any of any jointly owned patents or patent applications shall be agreed in advance on behalf of both Parties by the Joint Steering Committee. Oncothyreon shall prosecute, maintain and enforce all patents and applications related solely to ONT-10 in its sole discretion and Celldex shall prosecute, maintain and enforce all patents and applications related solely to CDX-1127 in its sole discretion.

5.3 No Licenses. Notwithstanding anything else in this Agreement, each Party acknowledges that neither Party is granting to the other Party any license or any other right in any patent or other intellectual property right owned or controlled by the other Party.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Warranty. Each Party warrants and represents to the other that:

6.1.1 This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms;

6.1.2 The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor to such Party’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

6.1.3 It does not employ and in the future will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA, or, to the best knowledge of its knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding, in the conduct of the activities under the Work Plan.

6.1.4 With respect to the quantities of ONT-10 to be supplied by Oncothyreon for use in the Trial, Oncothyreon represents and warrants that it is manufactured under cGMP and meets all regulatory requirements for including in the Trial, and with respect to the quantities of CDX-1127 to be supplied by Celldex for use in the Trial, Celldex represents and warrants that it is manufactured under cGMP and meets all regulatory requirements for including in the Trial.

6.2 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose other than its activities under this Agreement any information furnished to it by the other Party hereto pursuant to this Agreement (whether disclosed orally or in written, graphic or electronic form) which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, if the information disclosed is of such a nature or delivered in such a manner that a reasonable person would understand such information to be confidential in light of the circumstances under which it was disclosed, such information shall be deemed “Confidential Information” regardless of whether it has been so marked or confirmed in writing. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

7.1.1 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party outside the activities conducted under the Work Plan and independent of disclosure by the disclosing Party;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

7.1.4 was subsequently lawfully disclosed to the receiving Party by a person other than a Party or developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party.

7.2 Permitted Disclosures.

7.3 The receiving party shall maintain all Confidential Information in trust and confidence and shall not publish, disseminate or otherwise disclose any Confidential Information to any third party without the written consent of the disclosing Party, except as follows. The receiving Party may only disclose and disseminate Confidential Information to those affiliates, employees or agents of the receiving Party with a need to know, and only after such affiliates, employees or agents have been advised of the confidential nature of such information and are bound by an obligation of confidentiality to the receiving Party under terms substantially similar to the terms of this Agreement.

7.4 Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be prohibited if such disclosure is required by law, and for complying with applicable governmental regulations, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

7.5 Terms of Agreement. Neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to its legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors) who are obligated to keep such information confidential. If such disclosure is required under sub-clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. Notwithstanding the foregoing, the Parties agree to issue the press release attached to this Agreement as Exhibit B upon the execution of this agreement.

7.6 The provisions of this Article 7 shall survive the expiration or early termination of this Agreement for a period of ten (10) years from the date of such expiration or termination.

7.7 The Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement including, without limitation, any press release, scientific publications (including abstracts and posters) and the content and wording for any Trial required to be listed on a public database or other public registry such as www.clinicaltrials.gov, and the use of the other Party’s name.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Oncothyreon. Oncothyreon shall indemnify and hold Celldex, and their respective officers, directors and employees (“Celldex Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

8.1.1 the gross negligence or willful misconduct of Oncothyreon;

8.1.2 the breach of any of the covenants, warranties or representations made by Oncothyreon to Celldex under this Agreement; and

8.1.3 personal injury or death arising from the use of ONT-10 in the Trial if it is finally adjudicated that ONT-10 was the sole cause of the personal injury or death (except that this Section 8.1.3 shall not apply if the personal injury or death was not solely caused by the use of ONT-10 in the Trial, in which case Section 8.3 shall apply);

provided, however, that Oncothyreon shall not be obliged to so indemnify, defend and hold harmless the Celldex Indemnitees for any Claims under Sections 8.2.1, 8.2.2 or 8.2.3 below.

8.2 Indemnification by Celldex. Celldex shall indemnify and hold Oncothyreon, and their respective officers, directors and employees (“Oncothyreon Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

8.2.1 the gross negligence or willful misconduct of Celldex;

8.2.2 the breach of any of the covenants, warranties or representations made by Celldex to Oncothyreon under this Agreement; and

8.2.3 personal injury or death arising from the use of CDX-1127 in the Trial if it is finally adjudicated that CDX-1127 was the sole cause of the personal injury or death (except that this Section 8.2.3 shall not apply if the personal injury or death was not solely caused by the use of CDX-1127 in the Trial, in which case Section 8.3 shall apply);

provided, however, that Celldex shall not be obliged to so indemnify, defend and hold harmless the Oncothyreon Indemnitees for any Claims under Sections 8.1.1, 8.1.2 or 8.1.3 above.

8.3 Joint Indemnification. Celldex shall indemnify and hold the Oncothyreon Indemnitees harmless from and against, and Oncothyreon shall indemnify and hold the Celldex Indemnitees harmless from and against, and each Party shall be jointly and severally liable with respect to, any Claims to the extent arising or resulting from personal injury or death arising from the use of the Combination in the Trial if the cause of the personal injury or death is not finally adjudicated as solely resulting from either CDX-1127 or ONT-10.

8.4 Indemnification Procedure. In the event of a Claim, a Party (the “Indemnitee”) that intends to claim indemnification under this Section shall promptly notify the other Party (the “Indemnitor”) of such Claim. The Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity obligations under this Section shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such Claim, if prejudicial to its ability to defend such Claim, shall relieve such Indemnitor of any liability to the Indemnitee under this Section with respect thereto. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claim.

8.5 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT (A) FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 8.

8.6 Insurance. Each Party shall maintain commercially reasonable levels of insurance to satisfy its indemnification obligations under this Agreement. Each Party shall provide the other Party with written notice at least thirty (30) calendar days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of the other Party hereunder.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 9, shall expire upon the Completion of the Trial.

9.2 Termination for Cause. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party.

9.3 Termination for Convenience. Either Party shall have the right to terminate this Agreement for convenience upon thirty (30) days prior written notice to other Party.

9.4 Survival. Articles 4, 5, 7, 8, 9 and 10 of this Agreement shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 9 all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason; provided that the expiration or any termination of this Agreement shall not release a Party from the obligations to make any payments that were due or had accrued as to the effective date of such termination.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflicts of laws principles.

10.2 Force Majeure. Nonperformance of any Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party.

10.3 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Celldex or Oncothyreon as partners in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

10.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

Oncothyreon:	Oncothyreon Inc.
2601 Fourth Ave
Suite 500
Seattle WA 98121
Attn: Robert Kirkman

Celldex:	Celldex Therapeutics, Inc.
119 Fourth Avenue
Needham, MA 02494
Attn: Dr. Tom Davis, Chief Medical Officer

10.5 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; provided, however, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.6 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

10.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

10.9 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

10.10 Entire Agreement. This Agreement together with the Exhibits hereto, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Celldex and Oncothyreon with respect to such subject matter, including that certain Mutual Nondisclosure Agreement effective January 21, 2014 executed by the Parties (the “Confidentiality Agreement”), it being understood that all information exchanged between the Parties under the Confidentiality Agreement shall be deemed Confidential Information of the disclosing Party under Article 7.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CELLDEX THERAPEUTICS, INC.		ONCOTHYREON INC.

By:	/s/ Anthony Marucci	By:	/s/ Robert L. Kirkman
Name:	Anthony Marucci	Name:	Robert L. Kirkman
Title:	President & CEO	Title:	President & CEO

EXHIBIT A

WORK PLAN

Work Plan for Phase 1b Combination Study of ONT-10 and CDX-1127

This document provides areas of responsibility and a proposed timeline for a Phase 1b combination study of ONT-10 and CDX-1127. This study will be conducted collaboratively by Oncothyreon and Celldex under terms of the collaboration agreement to which it is appended.

[*]

*Confidential Treatment Requested.

EXHIBIT B

PRESS RELEASE

Oncothyreon and Celldex Therapeutics Announce Collaboration for

Combination Immunotherapy Clinical Trial of ONT-10 and Varlilumab

SEATTLE, WASHINGTON and HAMPTON, NEW JERSEY, May 29, 2014 - Oncothyreon Inc. (NASDAQ: ONTY) and Celldex Therapeutics, Inc., (NASDAQ: CLDX) today announced that they have agreed to collaborate on a combined clinical trial of ONT-10 and varlilumab. ONT-10 is a therapeutic vaccine targeting the tumor-associated antigen MUC1. Varlilumab is a fully human monoclonal antibody that targets CD27, a critical molecule in the activation pathway of lymphocytes.

The planned trial is an open-label Phase 1b study of ONT-10 administered at the recommended single agent dose in combination with varlilumab at two dose levels in up to 42 patients with advanced breast or ovarian cancer. The primary objective of the trial is to determine the safety and tolerability of the combined therapy. Additional objectives include evaluations of the impact of combination treatment on MUC1-specific humoral and cellular immune responses and anti-tumor effects.

“Recent advances in the immunotherapy of cancer have created new opportunities for evaluating the effectiveness of combination approaches,” said Diana Hausman, M.D., Chief Medical Officer at Oncothyreon. “We believe the combination of a therapeutic vaccine with an agent which activates T-cells has the potential to be particularly exciting.”

“The combination of an immunogenic tumor-targeted vaccine such as ONT-10 and a broad immune co-stimulator like varlilumab could create potent immunity that may result in anticancer activity, either together or in combination with a checkpoint inhibitor,” said Tom Davis, M.D., Senior Vice President and Chief Medical Officer of Celldex. “We believe combination approaches represent the future of immuno-oncology and look forward to starting this study and gathering more information on the potential of varlilumab in combination with this promising MUC1 vaccine and other potentially complementary agents.”

The collaboration agreement provides that Oncothyreon will supply ONT-10 and Celldex will supply CDX-1127. The Phase 1b trial will be conducted and funded by Oncothyreon, which plans to submit a new Investigational New Drug (IND) application for the combination trial.

Oncothyreon and Celldex will jointly own the data from the trial and will make any plans for potential future development of the combination therapy together. Under the agreement, neither company has granted the other a license, or any other rights, to its product candidate.

About ONT-10

ONT-10 is a therapeutic vaccine targeting MUC1, a tumor-associated antigen present on many types of human malignant tumors, including lung, breast, colorectal, prostate and ovarian cancer. ONT-10 contains a glycosylated antigen designed to mimic the hypoglycosylated state of tumor-associated MUC1 and intended to stimulate both the humoral and cellular arms of the immune response. Additionally, ONT-10 contains the adjuvant PET-Lipid A, a fully synthetic toll like receptor 4 (TLR4) agonist proprietary to Oncothyreon. In an ongoing Phase 1 trial ONT-10 has been well-tolerated, has led to a robust anti-MUC1 antibody response, and has been associated with prolonged stable disease of greater than six months in advanced stage patients. Oncothyreon currently plans to expand the Phase 1 trial in two disease-specific cohorts in patients with advanced breast or ovarian carcinoma.

About Varlilumab

Varlilumab is a fully human monoclonal antibody that targets CD27, a critical molecule in the activation pathway of lymphocytes. CD27 can be effectively manipulated with activating antibodies to induce potent anti-tumor responses, and may result in less toxicities due to its restricted expression and regulation. Varlilumab is a potent anti-CD27 agonist that induces activation and proliferation of human T cells when combined with T-cell receptor stimulation. In lymphoid malignancies that express CD27 at high levels, varlilumab has an additional mechanism through a direct anti-tumor effect. In ongoing Phase 1 trials varlilumab has shown an excellent safety profile and demonstrated clear biologic activity and promising signs of clinical activity in an advanced, refractory patient population.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

About Celldex

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response. Visit www.celldex.com.

Oncothyreon Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities and potential benefits of its product candidates.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Celldex Therapeutics Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (CDX-110), glembatumumab vedotin (“glemba”; CDX-011), varlilumab (CDX-1127), CDX-1401, CDX-301 and other products and our goals for 2014. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of rindopepimut, glembatumumab vedotin and other drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Oncothyreon Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

Celldex Investor and Media Relations Contact:

Investors & Company:

Sarah Cavanaugh, 508-864-8337

scavanaugh@celldex.com

or

Media:

Dan Budwick, 973-271-6085

dan@purecommunicationsinc.com